Al Shams Expresses Intention to Nominate Majority Slate of Independent Directors for Braemar Hotels & Resorts

Braemar’s Annual Meeting Announcement and Compressed Nomination Window Represent the Latest Example of Troubling Governance Practices

Releases Letter to Shareholders

PEMBROKE, Bermuda – September 8, 2026 – Al Shams Investments Limited (“Al Shams” or “we”), the largest shareholder of Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”), today indicated its intention to nominate a slate of directors to the Board of Braemar and released a letter to shareholders.

The full text of the letter follows:

Fellow Braemar Shareholders,

On the 4th September, Braemar Hotels & Resorts announced the date of its 2026 Annual Meeting and, with it, a September 14 deadline relating to shareholder director nominations, providing shareholders with an extraordinarily short window and choosing to make the announcement immediately before a long holiday weekend.

After everything shareholders have witnessed at Braemar, this latest maneuver is unfortunately consistent with the governance practices I have addressed in my previous letters. Announcing a compressed nomination window over a holiday weekend appears designed to keep shareholders off guard and make the process unnecessarily difficult.

If the Board believed that this timing would leave Al Shams unprepared, it was mistaken.

Al Shams Investments Limited is fully prepared and intends to nominate a complete slate of highly qualified, independent directors sufficient to constitute a change in control of the Board. Our nominations will be submitted in full compliance with the applicable requirements and within the required timeframe.

The Board should not confuse procedural gamesmanship with effective governance. Shareholders are entitled to a genuine choice regarding who represents them in the boardroom, particularly given the longstanding concerns surrounding Braemar’s governance, external management structure and alignment with shareholders.

We will shortly present our five nominees who, if elected, will work tirelessly to safeguard the interests of shareholders.

Respectfully,

Al Shams Investments Limited

About Al Shams Investments Limited

Al Shams Investments Limited is a Bermuda-based private investment company focused on global investments across private equity, real estate, and alternative asset classes.

Certain Information Concerning the Participants

Al Shams, together with the other Participants (as defined below), intends to file with the U.S. Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A (the "Definitive Proxy Statement") and accompanying WHITE Universal Proxy Card to be used to solicit proxies from the shareholders of the Company in connection with the Annual Meeting.

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE.

At this time, the participants in the solicitation of proxies are anticipated to be Al Shams and Wafic Rida Said (collectively, the "Participants").

The Definitive Proxy Statement and accompanying WHITE Universal Proxy Card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC's website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on July 23, 2026, and is available here. As of the date hereof, by virtue of the relationship among the Participants as members in a Schedule 13(d) group and solely for the purpose of such Schedule 13(d) group, each of the Participants is deemed to beneficially own the 6,513,000 shares of Common Stock of the Company, par value $0.01, held directly by Al Shams.

Investor and Media Contact

Karim Khatoun

Email: info@suncapadvisory.com